Exhibit 99.1

TRANSOCEAN ANNOUNCES AGREEMENT TO ACQUIRE
 SONGA OFFSHORE SE

•Strengthens Position as Undisputed Leader in Harsh Environment and Ultra-Deepwater Drilling

•Increases Contracted Backlog by USD $4.1  Billion, to a combined total of USD $14.3  Billion

•Generates Anticipated Annual Cost and Operational Synergies of approximately USD $40 Million

•Expected to Be Accretive on an EBITDA, Operating Cash Flow, and Net Debt / EBITDA Basis

•Recommended by the Songa Offshore board of directors and supported by approximately 76.6% of the shareholders signing irrevocable pre-acceptance agreements

ZUG, SWITZERLAND — August 15, 2017— Transocean Ltd. ("Transocean" or the “Company”) (NYSE: RIG) has reached an agreement with Songa Offshore SE (“Songa Offshore”) whereby it will, subject to certain conditions, make a Voluntary Exchange Offer (the “Offer”) to acquire 100 percent of the issued and outstanding shares of Songa Offshore, including shares issued before expiry of the offer period as a result of the exercise of warrants, convertible loans and other subscription rights.

The consideration in the Offer will be based upon NOK 47.50 per share of Songa Offshore, representing a 37.0% premium to Songa Offshore’s five-day average closing price of NOK 34.68 per share. The consideration implies an equity value of Songa Offshore on a fully diluted basis of approximately NOK 9.1 billion (USD $1.2 billion), and an enterprise value of approximately NOK 26.4 billion (USD $3.4 billion).

The transaction strengthens Transocean’s industry-leading position with the addition of Songa Offshore’s four “Cat-D” harsh environment, semisubmersible drilling rigs on long-term contracts with Statoil in Norway. Songa Offshore’s fleet also includes three additional semisubmersible drilling rigs. The transaction is expected to be accretive on an EBITDA, Operating Cash Flow, and Net Debt / EBITDA basis, and the Company anticipates annual expense synergies of approximately USD $40 million.

The combined company will operate a fleet of 51 mobile offshore drilling units with backlog of USD $14.3 billion consisting of 30 ultra-deepwater floaters, 11 harsh environment floaters, three deepwater floaters and seven midwater floaters. Additionally, Transocean has four ultra-deepwater drillships under construction, including two contracted with Shell for ten years each. Consistent with Transocean’s strategy of recycling older less capable rigs, Transocean anticipates re-ranking the combined fleet, which may result in additional rigs being recycled.

Jeremy D. Thigpen, President and Chief Executive Officer of Transocean said: “Songa Offshore is an excellent strategic fit for Transocean. With this combination, we add four new state-of-the-art Cat-D semisubmersible rigs to our existing fleet, further enhancing our position in the harsh environment market. We also demonstrate our continued commitment to the Norwegian market and strengthen our technical and operational presence in that region. Importantly, we add approximately USD $4.1  billion in contract backlog to our already industry-leading backlog of USD $10.2 billion, which provides us with even more visibility to future cash flows in this challenging market.”

Thigpen added, “We look forward to consummating the transaction and elevating the operational and financial performance of the combined company, creating incremental value for our customers and shareholders.”

Frederik Wilhelm Mohn, Chairman of Songa Offshore, said: "The combination of Songa Offshore and Transocean is a strategic fit. The combined company will have an unparalleled backlog backed by strong counterparties. By adding Songa Offshore's four Cat-D rigs to Transocean's existing harsh environment fleet, the combined company will be the leader within this segment which is showing signs of recovery."

Transaction Details

The transaction is recommended by Songa Offshore’s board of directors and certain members of the senior management team, in addition to Songa Offshore shareholders Perestroika AS (“Perestroika”), funds beneficially owned by Asia Research & Capital Management Ltd., and York Capital Management Global Advisors, LLC,  which collectively beneficially own 76.6% of Songa Offshore’s outstanding shares on a fully diluted basis and have all executed irrevocable pre-acceptance agreements pursuant to which they will agree to accept the Offer. These pre-acceptances cannot be withdrawn as a result of a superior offer from a third party. The remaining Songa Offshore shareholders have the option to accept the consideration as described below in Additional Transaction Elements.

Additionally, assuming the cash for equity component described below is fully exercised by the remaining shareholders the transaction will have the estimated values described below.

•Total transaction value of approximately USD $3.4 billion, including premium, comprises:

oUSD $1.7 billion net assumed Songa Offshore debt

oUSD $660 million estimated Transocean Inc. convertible bond

oUSD $540 million estimated Transocean Ltd. equity

oUSD $480 million estimated Transocean cash

As part of the transaction, Songa Offshore’s legacy fleet loan, and a portion of its unsecured bonds including the associated swaps are expected to be retired with cash. Songa Offshore’s remaining unsecured bonds and Perestroika’s shareholder loan will be satisfied with convertible bonds issued by Transocean Inc., as described below. The Songa Offshore Cat-D secured credit facilities will be assumed by Transocean, or refinanced as determined at a future date.

Additional Transaction Elements

•Terms of the Offer to Songa Offshore shareholders:

oSonga Offshore shareholders will receive consideration comprised of 50% Transocean Ltd. newly issued shares and 50% in convertible bonds exchangeable into new shares in Transocean Ltd.

oThe exchange ratio is equal to 0.7145 times, based on the Transocean Reference Price of USD $8.39 per share and a USD/NOK exchange ratio of 7.9239 as per close August 14, 2017.

oCash Option - Each Songa Offshore shareholder may elect to tender up to 2,631 Songa Offshore shares under the Offer for cash of NOK 47.50 per share, i.e. up to a total of NOK 125,000 in cash per Songa Offshore shareholder.

•Terms of Transocean Inc.’s convertible bond:

oSenior unsecured

oIssued at par

oMatures five years from issue

oCoupon of 0.5% per annum paid semi-annually

oExchangeable into shares in Transocean Ltd.

oThe Reference Price is USD $8.39 per share

oThe Exchange Price will be set at a 22.5% premium to the underlying Reference Price

oNon-callable for the life of the instrument

No changes to Transocean’s executive management team or corporate structure are anticipated as a result of the combination. The Company will remain headquartered in Zug, Switzerland, with significant operating presence in Houston, Texas, Aberdeen, Scotland and Stavanger, Norway. The combined company’s board of directors following the completion of the acquisition will include Frederik Wilhelm Mohn, Chairman of the Board of Songa Offshore and owner of Perestroika AS, Songa Offshore’s largest shareholder.

As part of the transaction, Transocean intends to establish a harsh environment center of excellence in Norway to the extent practical and commercially viable, which could support other harsh environment markets.

Timing and Conditions

Upon Transocean acquiring at least 90% of the shares in Songa Offshore on a fully diluted basis through the Offer, it intends to make a compulsory acquisition of the remaining shares and to propose at a general shareholders meeting of Songa Offshore that an application be filed with the Oslo Stock Exchange to de-list the Songa Offshore shares.

Transocean expects to close the transactions contemplated by the Offer during the fourth quarter of 2017.

The Offer will not be made in any jurisdiction in which it would not be in compliance with the laws of such jurisdiction or where the making of the Offer would require filings, approvals or actions that are unduly onerous. This press release does not in itself constitute an offer.

As will be detailed and specified in the offer document when it becomes available,  completion of the Offer will be conditional upon the satisfaction or waiver of customary conditions, including without limitation: (i) Transocean receiving acceptances for a minimum of 90 percent of the voting shares of Songa Offshore on a fully diluted basis, (ii) necessary regulatory approvals, (iii) completion of due diligence of Songa Offshore without material findings, and (iv) Transocean extraordinary general meeting approval.

The Offer is not subject to any financing conditions.

Advisors

Clarksons Platou Securities AS is acting as financial advisor to Transocean. King & Spalding is acting as legal advisor to Transocean with respect to U.S. law, and Wikborg Rein is acting as legal advisor to Transocean with respect to Norwegian law.

Conference Call Information

Transocean will conduct a teleconference call to discuss this transaction at 9:00 a.m. EDT, 3:00 p.m. CEST, on Tuesday,  August 15,  2017. To participate, dial +1 719-457-2600 and refer to confirmation code 2635806 approximately five to 10 minutes prior to the scheduled start time of the call.

The teleconference will be simulcast in a listen-only mode over the internet and can be accessed at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be posted to Transocean’s website and can be found on the Investor Relations home page.

A replay of the conference call will be available after 12 p.m. EDT, 6 p.m. CEST, on August 15, 2017. The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820 passcode 2635806 and PIN 9876. The replay will also be available on the company’s website.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The Company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 44 mobile offshore drilling units consisting of 30 ultra-deepwater floaters, seven harsh environment floaters, three deepwater floaters and four midwater floaters. In addition, Transocean has four ultra-deepwater drillships under construction or under contract to be constructed. The Company also operates two high-specification jackups that were under drilling contracts when the rigs were sold, and the Company continues to operate these jackups until completion or novation of the drilling contracts.

About Songa Offshore

Songa Offshore is an international midwater drilling contractor with a strong presence in the harsh environment North Atlantic basin. Its fleet consists of seven midwater semisubmersibles and hold position as Statoil’s largest drilling service provider. With a robust management system, Songa Offshore has proven itself to be a focused midwater expert providing safe and cost efficient operations. Songa Offshore prides itself on working in the most challenging environments and under the most stringent regulatory regimes. Songa Offshore strives to be an employer of choice by recognizing the potential in people and investing in their development. Songa Offshore recognizes that having competent and passionate employees on our team is critical to our clients receiving safe and efficient drilling services.

Forward-Looking Statements

Statements regarding the Offer, as well as any other statements that are not historical facts, may be forward-looking statements that involve certain risks, uncertainties and assumptions. These forward-looking statements include, but are not limited to, estimated duration of customer contracts; contract dayrate amounts; future contract commencement dates and locations; planned shipyard projects; timing of Transocean’s newbuild deliveries; operating hazards and delays; risks associated with international operations; actions by customers and other third parties; the future prices of oil and gas; the intention to scrap certain drilling rigs; the expected timing and likelihood of the completion of the proposed acquisition of Songa Offshore SE (the “Transaction”), including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction that could reduce anticipated benefits or cause the parties to abandon the Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement for the

Transaction; the ability to successfully complete the Transaction, including the related exchange offers; regulatory or other limitations imposed as a result of the Transaction; the success of the business following completion of the Transaction; the ability to successfully integrate the Transocean and Songa businesses; the possibility that Transocean’s shareholder may not approve certain matters that are conditions to the Transaction or that the requisite number of Songa shares may not be exchanged in the public offer; the risk that the parties may not be able to satisfy the conditions to closing of the Transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Transaction; the risk that the announcement or completion of the Transaction could have adverse effects on the market price of Transocean’s or Songa’s shares or the ability of Transocean or Songa to retain customers, retain or hire key personnel, maintain relationships with their respective suppliers and customers, and on their operating results and businesses generally; the risk that Transocean may be unable to achieve expected synergies from the Transaction or that it may take longer or be more costly than expected to achieve those synergies; and other factors including those and other risks discussed in Transocean’s most recent Annual Report on Form 10-K for the year ended December 31, 2016, and in Transocean’s other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov, and in Songa’s annual and quarterly financial reports made publicly available. All forward-looking statements included in this press release are based on information available to Transocean as of the date of this press release and current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those anticipated. These risks and uncertainties include the risk that the Offer may not close for any reason, including the risk that the requisite number of Songa Offshore shares may not be tendered; difficulties that may be encountered in integrating the combined businesses and realizing the potential synergies of the proposed combination; and the other risks and uncertainties faced by each company, in the case of Transocean, as reported in its most recent Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission. No forward-looking statements in this press release should be relied upon as representing Transocean’s views or expectations as of any subsequent date and Transocean does not undertake any obligation to revise or update any such forward-looking statement to reflect events or circumstances that may arise after the statement was made.

Additional Information

In connection with the Transaction, Transocean will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “Proxy Statement”) and Transocean and Transocean, Inc. (“TINC”), will file a Registration Statement on Form S-4 (the “Registration Statement”) containing a prospectus with respect to the shares and bonds to be issued in the Transaction and the related exchange offers (the “Prospectus”). When available, Transocean will mail the Proxy Statement to its shareholders in connection with the vote to approve certain matters in connection with the Transaction and will distribute the Prospectus to certain Songa Offshore security holders in the United States in connection with the Transaction and related exchange offers contemplated by the transaction agreement. Transocean and TINC are also expected to file an offer document with the Oslo Stock Exchange and the Financial Supervisory Authority of Norway (the “Norwegian FSA”) pursuant to Chapter 6 and Chapter 7 of the Norwegian Securities Trading Act.

INVESTORS AND SECURITYHOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT AND/OR PROSPECTUS REGARDING THE TRANSACTION IN ITS/THEIR ENTIRETY WHEN THEY BECOME AVAILABLE (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) OR ANY DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT OR PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. You may obtain, free of charge, copies of the definitive Proxy Statement, Prospectus and Registration Statement, when available, and other relevant documents filed by Transocean with the SEC, at the SEC’s website at: www.sec.gov. In addition, Transocean’s shareholders may obtain free copies of the Proxy Statement and Prospectus and other relevant documents filed by Transocean and TINC with the SEC from Transocean’s website at:  www.deepwater.com.

This communication does not constitute an offer to buy or exchange, or the solicitation of an offer to sell or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not a substitute for any prospectus, proxy statement or any other document that Transocean and TINC may file with the SEC in connection with the Transaction. The final terms and further provisions regarding the public offer will be disclosed in the offer document after the publication has been approved by the Norwegian FSA and in documents that will be filed by Transocean and TINC with the SEC. No money, securities or other consideration is being solicited, and, if sent in response to the information contained herein, will not be accepted.

No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended, and any applicable European and Norwegian regulations. The transaction and distribution of this document may be restricted by law in certain jurisdictions and persons into whose possession any document or other information referred to herein com should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. No offering of securities will be made directly or indirectly, in or into any jurisdiction where to do so would be inconsistent with the laws of such jurisdiction.

Participants in the Solicitation

Each of Transocean, TINC, Songa Offshore and their respective directors and executive officers and other members of management and employees, may be deemed to be participants in the solicitation of proxies from Transocean’ shareholders with respect to the approvals required to complete the Transaction and the solicitation of acceptances for the Offer. More detailed information regarding the identity of these potential participants, and any direct or indirect interests they may have in the Transaction, by security holdings or otherwise, will be set forth in the Proxy Statement and Prospectus when they are filed with the SEC. Information regarding Transocean’s directors and executive officers is set forth in the definitive proxy statement on Schedule 14A filed by Transocean with the SEC on March 16, 2017, and in the Annual Report on Form 10-K filed by Transocean with the SEC on March 7, 2017. Additional information regarding the interests of participants in the solicitation of proxies in respect of the extraordinary general meeting and the Offer will be included in the Proxy Statement to be filed with the SEC. These documents are available to Transocean’s shareholders free of charge from the SEC’s website at: www.sec.gov and from the investor relations section of Transocean’s website at: www.deepwater.com.

Additional information about Transocean Ltd. can be found at: www.deepwater.com.

Analyst Contacts:
Bradley Alexander
+1 713-232-7515

Diane Vento
+1 713-232-8015

Media Contact:
Pam Easton
+1 713-232-7647